CONSULTING/SALES AGREEMENT

CONSULTING AGREEMENT made as of this 4th of June 2007, by and between Guardian Technologies International, Inc. (hereinafter "GDTI" or "CLIENT") and Fowler International, LLC. (hereinafter) “FOWLER INTERNATIONAL, LLC").

WITNESSETH:

WHEREAS, FOWLER INTERNATIONAL, LLC is skilled in high technology related disciplines and is knowledgeable about high technology and related markets in Russia and the Ukraine;

WHEREAS, CLIENT desires to obtain the services of FOWLER INTERNATIONAL, LLC to assist CLIENT in the manner described herein and FOWLER INTERNATIONAL, LLC desires to perform such services for CLIENT;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Appointment of FOWLER INTERNATIONAL, LLC.

CLIENT hereby retains FOWLER INTERNATIONAL, LLC to perform or supervise the activities described in Appendix A attached hereto. FOWLER INTERNATIONAL, LLC hereby accepts such appointment subject to the terms and conditions set forth herein. From time to time, CLIENT and FOWLER INTERNATIONAL, LLC may agree that FOWLER INTERNATIONAL, LLC should perform or supervise additional activities pursuant to this Agreement. In this event, CLIENT and FOWLER INTERNATIONAL, LLC shall prepare additional Appendix(s) describing such additional work to be performed by FOWLER INTERNATIONAL, LLC, and the CLIENT and FOWLER INTERNATIONAL, LLC shall each sign and attach to this Agreement such additional Appendix(s) and any executed counterparts thereof, thereby amending this Agreement.

2. Performance and Duties.

FOWLER INTERNATIONAL, LLC agrees to perform the services required hereunder in a diligent and professional manner and further agrees to devote such time, energy and attention to the performance of such services as is reasonably necessary to complete the project. In performing services hereunder, FOWLER INTERNATIONAL, LLC shall comply with laws, rules, regulations and applicable legal requirements of the United States of America and other countries having jurisdiction over the activities described in the Appendices attached hereto, or to be attached hereto.

3. FOWLER INTERNATIONAL, LLC's Fees and Expenses.

a)

During the term hereof and any extensions, FOWLER INTERNATIONAL, LLC shall be entitled to fees according to the following schedule:

1.

For work to be performed by FOWLER INTERNATIONAL, LLC pursuant to Appendix A, FOWLER INTERNATIONAL, LLC shall receive a monthly retainer fee in the amount of USD $10,000.00 per month for three month. ($30,000), all of which will be paid by July 1, 2007 for months July, August and September pursuant to this Agreement and conditions set forth in Appendix A. The final payment of for October will be paid on or before October 1 for an additional 10k.

2.

For Transactions closed pursuant to Appendix A, CLIENT will pay FOWLER INTERNATIONAL, LLC a success fee (the “Success Fee”) of 5% of the value of the Transaction for a period of two years after end of any contract between Guardian and Fowler International. Such Success Fee will be calculated on the amount of the total revenue received, less hardware and other costs of the deal for the two year period for any business generated in Russia or the CIS.  The success fee will be payable on the date on which CLIENT receives revenue for the Transaction.  Fowler will also be paid a bonus of 10k for the first order that is placed in the Russian Federation or any CIS country. The bonus will be 10k and in addition to the 5%.   5k will be paid at the time of the placement of the order and an additional 5k within 15 days.

For purposes of this Agreement a Transaction shall mean any transaction to be defined in a respective Appendix to this Agreement and shall include any transaction or series or combination of transactions.

CLIENT confirms that it will make provision, in the closing documents of the Transaction for the payment of FOWLER INTERNATIONAL, LLC’s Success Fee simultaneously with the transfer of the principal amounts upon which such Success Fees is due.

b)

In addition to the foregoing, during the term hereof, CLIENT will provide FOWLER INTERNATIONAL, LLC with reimbursement for out-of-the-pocket expenses (including travel and legitimate reasonable expenses), pre-approved by CLIENT in advance in writing, and related to the services performed hereunder. FOWLER INTERNATIONAL, LLC acknowledges and agrees that all requests for reimbursement shall be billed to CLIENT at FOWLER INTERNATIONAL, LLC's actual cost.

4. Term: Termination

Subject to FOWLER INTERNATIONAL, LLC's compliance with all material terms and conditions of this Agreement, this Agreement shall remain in force for the period commencing July 1, 2007 and ending on October 30, 2007.

Upon the occurrence of a Termination Event, FOWLER INTERNATIONAL, LLC or FOWLER INTERNATIONAL, LLC's representative, as appropriate, shall receive, upon presentation of satisfactory documentation to CLIENT, an amount equal to the aggregate of all fees and un-reimbursed expenses which FOWLER INTERNATIONAL, LLC properly incurred pursuant to this Agreement prior to the Termination Event.

5. Status of FOWLER INTERNATIONAL, LLC.

It is expressly understood and agreed to the parties hereto that FOWLER INTERNATIONAL, LLC is acting as an independent contractor hereunder and shall have no right or authority to make any contracts or commitments for or on behalf of CLIENT, to sign or endorse on behalf of CLIENT any advertisements or instruments of any nature or to enter into any obligation binding upon CLIENT, unless it is authorized by CLIENT in writing.

6. Confidentia1 Information.

(a) Unless FOWLER INTERNATIONAL, LLC shall first secure CLIENT's consent, FOWLER INTERNATIONAL, LLC shal1 not use or disclose to any other persons, corporation, firm or entity at any time either during or 1 year following the termination of this Agreement any Confidential Information (as defined herein) of which FOWLER INTERNATIONAL, LLC becomes aware.

(b) As used herein, "Confidential Information" shall mean information which is made available to FOWLER INTERNATIONAL, LLC in connection with the services which FOWLER INTERNATIONAL, LLC is required to perform hereunder relating to CLIENT's business.

(c) Confidential Information shall not include any information which is publicly available when provided or which becomes publicly available otherwise than by FOWLER INTERNATIONAL, LLC's breach of its undertaking herein.

7. Rights in Materials.

All materials, including, but not limited to, data, business information, technical information, drawings any meetings materials originated or prepared by or for FOWLER INTERNATIONAL, LLC in the course of the services performed hereunder (collectively "Work Product") shall be the exclusive property of CLIENT. FOWLER INTERNATIONAL, LLC shall not use any Work Product, other than in connection with performance of its duties under this Agreement, without obtaining the prior written consent of CLIENT, unless specified otherwise in Appendix A, attached hereto and such additional Appendices as first may be agreed upon between the parties, pursuant to Section 1.

8. Subcontracting.

FOWLER INTERNATIONAL, LLC may subcontract any portion of the work required to be performed hereunder to any Russian expert, company or other entity if necessary and agreed to by CLIENT.

9. Assignment.

FOWLER INTERNATIONAL, LLC shall not transfer this Agreement or any rights hereunder without the prior written consent of CLIENT.

10. Incorporation of Appendices.

Appendix A, attached hereto, and any additional Appendices agreed to pursuant to Section 1, shall be incorporated by reference and made a part of this Agreement.

11. Arbitration.

All disputes and controversies, arising under this Agreement, and which cannot be settled by negotiations between the Parties shall be submitted to arbitration. Such arbitration is to be conducted in the Commonwealth of Virginia, USA.

Appendix A

To the Consulting Agreement between Guardian Technologies International, Inc. and

 Fowler International, LLC. (FOWLER INTERNATIONAL, LLC),

dated as of June 4, 2007.

Project Definition

FOWLER INTERNATIONAL, LLC will provide advice and assistance to CLIENT in the course of commercial negotiations with Russian distributors and end users with respect to opening the CIS market to Guardian for the sale of their technology products in Russia.  Fowler International will be paid $10,000.00 per month for three months in it’s entirety ($30,000), all of which will be paid by July 1, 2007 for months July, August and September.   An additional 10k will be paid on or before October 1st for the final month of this contract.

Transaction Definition and Scope of Work

In addition to the monthly retainer fee, the CLIENT wants to advance the process of obtaining revenues within the Russian and CIS market place and is willing to offer to Fowler International, fifty thousand, 50,000 shares of the CLIENT’S publicly traded stock, to be issued to Fowler upon the completion of the following items before the term of this agreement expires for the purposes of accelerating the ability to market the CLIENT’S products within the region at the strike price on June 4, 2007.

1.

Assist in the Russian Customs process of clearing the CLIENT’S product,

2.

Assist and advice in the Certification Process to completion,

3.

Advise and assist to the CLIENT the required due diligence for recommended distributors for the CIS countries,

4.

Advise and assist in the marketing efforts,

5.

Participation in commercial negotiations as requested by CLIENT, to ensure the Transaction is concluded in a timely manner and to the CLIENT’s satisfaction.

IN WITNESS WHEREOF, each of the parties has caused this Appendix A to be executed by their duly authorized officers.

BY: /s/ Steve Lancaster	BY: /s/ Gary A. Fowler
Typed name: Steve Lancaster	Typed name: Gary A. Fowler
Title: VP Business Development	Title: CEO
Date: June 5, 2007	Date: June 4, 2007